Sonendo, Inc. Announces Preliminary Revenue Results for the Fourth Quarter and Full-Year 2021

January 10, 2022, 4:00 PM Eastern Standard Time

LAGUNA HILLS, Calif. - (BUSINESS WIRE) - Sonendo, Inc. (“Sonendo”) (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced certain unaudited preliminary revenue results for the fourth quarter and full-year ended December 31, 2021.

The company expects to report revenue in the range of $9.7 million to $9.9 million for the fourth quarter of 2021:

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Product revenue is expected to be in the range of $7.5 million to $7.7 million for the fourth quarter of 2021 which includes:
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GentleWave console revenue is expected to be in the range of $3.0 million to $3.1 million for the fourth quarter of 2021; and
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Procedure instrument revenue is expected to be approximately $3.8 million for the fourth quarter of 2021
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Software revenue is expected to be approximately $2.2 million for the fourth quarter of 2021

The company expects to report total revenue in the range of $33.0 million to $33.2 million for the full year 2021, reflecting growth of 41% to 42% when compared to $23.4 million in 2020.

“We are very proud of our quarterly results, especially the number of GentleWave consoles placed by our sales team in what is typically our strongest quarter. We’re excited to welcome more providers to the GentleWave network,” said Bjarne Bergheim, Chief Executive Officer of Sonendo. “We believe our progress in expanding our commercial field team since the IPO has put us in a great position to execute our growth strategy in 2022 and make the GentleWave Procedure the standard of care for root canal therapy.”

Bergheim continued, “I also want to express my appreciation to our customers in the United States and Canada who continue to treat patients in need during the COVID-19 pandemic. We are proud to contribute to the protection of both patients and staff by providing a single use, sterile procedure instrument, allowing doctors to clean and disinfect a root canal while producing substantially no aerosol.”

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo has developed the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

Preliminary Financial Information

The anticipated results discussed in this press release are based on management’s preliminary, unaudited analysis of financial results for the quarter ended and year ended December 31, 2021. As of the date of this press release, the company has not completed its quarter-end and year-end procedures for such periods, and the company’s independent registered accounting firm has not reviewed or audited the preliminary financial data discussed in this press release. During the course of the company’s quarter-end and year-end closing procedures and audit process, the company may identify items that would require it to make adjustments, which may be material to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Forward Looking Statements

This press release contains “forward-looking statements” based on Sonendo’s current expectations, forecasts and beliefs including statements related to Sonendo’s anticipated revenue results for the fourth quarter and year ended December 31, 2021. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the company’s completion of its quarter-end and year-end closing procedures and audit process and other risks and uncertainties described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including the prospectus filed with the SEC pursuant to Rule 424(b)(4) on November 1, 2021, the Quarterly Report on Form 10-Q for the period ended September 30, 2021 filed with the SEC on December 9, 2021, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Investor Contact:

Gilmartin Group

Matt Bacso, CFA

Matt.bacso@gilmartinir.com